Exhibit 99.1

Allison Transmission Announces Second Quarter 2019 Results

•	Record Net Sales of $737 million, up 4 percent year-over-year

•	Net Income of $181 million, 25% of Net Sales

•	Adjusted EBITDA of $308 million, 42% of Net Sales

•	Diluted EPS of $1.46, up 13 percent year-over-year

INDIANAPOLIS, July 31, 2019 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global provider of commercial duty fully-automatic transmissions, today reported net sales for the second quarter of $737 million, a 4 percent increase from the same period in 2018. The increase in net sales was principally driven by higher demand in the North America On-Highway and Outside North America Off-Highway end markets partially offset by lower demand in the North America Off-Highway and Service Parts, Support Equipment & Other end markets.

Net Income for the quarter was $181 million compared to $174 million for the same period in 2018. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $308 million compared to $297 million for the same period in 2018. Net Cash Provided by Operating Activities for the quarter was $239 million compared to $213 million for the same period in 2018. Adjusted Free Cash Flow, a non-GAAP financial measure, for the quarter was $214 million compared to $194 million for the same period in 2018.

David S. Graziosi, President and Chief Executive Officer of Allison Transmission commented:

“We are pleased to report that Allison’s second quarter 2019 results exceeded our expectations and the guidance ranges provided to the market on April 23, led by year-over year net sales growth of 4 percent, to a record $737 million. Furthermore, Allison continues its well-defined approach to capital structure and allocation, settling $235 million of share repurchases and paying a dividend of $0.15 per share during the second quarter. In May, the Board of Directors approved a $1 billion increase to the existing stock repurchase authorization, resulting in $1.16 billion of remaining authorized share repurchase capacity as of the end of the quarter. Finally, given second quarter 2019 results and current end markets conditions, we are raising our full year 2019 guidance for Net Sales, Net Income, Adjusted EBITDA, Net Cash Provided by Operating Activities and Adjusted Free Cash Flow.”

Second Quarter Net Sales by End Market

End Market	Q2 2019 Net Sales ($M)	Q2 2018 Net Sales ($M)	% Variance
North America On-Highway	$398	$343	16%
North America Off-Highway	$9	$31	(71%)
Defense	$37	$43	(14%)
Outside North America On-Highway	$106	$101	5%
Outside North America Off-Highway	$40	$24	67%
Service Parts, Support Equipment & Other	$147	$169	(13%)
Total Net Sales	$737	$711	4%

Second Quarter Highlights

North America On-Highway end market net sales were up 16 percent from the same period in 2018 principally driven by higher demand led by the continued execution of our growth initiatives and market share gains in Class 4/5 truck and up 5 percent on a sequential basis principally driven by higher demand for Rugged Duty Series and Highway Series models.

North America Off-Highway end market net sales were down $22 million from the same period in 2018 and down $5 million sequentially, in both cases principally driven by lower demand from hydraulic fracturing applications.

Defense end market net sales were down 14 percent from the same period in 2018 and up 16 percent on a sequential basis, in both cases principally driven by intra-year movement in the timing of Tracked vehicle demand.

Outside North America On-Highway end market net sales were up 5 percent from the same period in 2018 principally driven by higher demand in Europe and South America partially offset by lower demand in Asia and up 13 percent sequentially principally driven by higher demand in South America, Asia and Europe.

Outside North America Off-Highway end market net sales were up $16 million from the same period in 2018 and up $13 million on a sequential basis principally driven by higher demand in the energy sector.

Service Parts, Support Equipment & Other end market net sales were down 13 percent from the same period in 2018 principally driven by lower demand for North America service parts and up 12 percent sequentially principally driven by higher demand for Global support equipment and Outside North America service parts.

Gross profit for the quarter was $389 million, an increase of 4 percent from $374 million for the same period in 2018. Gross margin for the quarter was 52.8 percent, an increase of 20 basis points from a gross margin of 52.6 percent for the same period in 2018. The increase in gross profit from the same period in 2018 was principally driven by increased net sales and price increases on certain products.

Selling, general and administrative expenses for the quarter were $93 million, flat from the same period in 2018 principally driven by lower 2019 product warranty expense and favorable 2019 product warranty adjustments offset by increased commercial activities spending.

Engineering – research and development expenses for the quarter were $37 million, an increase of $4 million from $33 million for the same period in 2018. The increase was principally driven by increased product initiatives spending.

Interest expense for the quarter was $33 million, an increase of $3 million from $30 million for the same period in 2018. The increase was principally driven by higher interest rates related to long-term debt refinancing that extended maturities at fixed interest rates.

Net income for the quarter was $181 million, an increase of $7 million from $174 million for the same period in 2018. The increase was principally driven by increased gross profit partially offset by increased product initiatives spending and increased interest expense.

Net cash provided by operating activities was $239 million, an increase of $26 million from $213 million for the same period in 2018. The increase was principally driven by increased gross profit, lower operating working capital requirements and decreased cash interest expense partially offset by increased cash income taxes.

Second Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $308 million, an increase of $11 million from $297 million for the same period in 2018. The increase in Adjusted EBITDA was principally driven by increased gross profit partially offset by increased product initiatives spending.

Adjusted Free Cash Flow for the quarter was $214 million, an increase of $20 million from $194 million for the same period in 2018. The increase was principally driven by increased cash provided by operating activities partially offset by increased capital expenditures.

Full Year 2019 Guidance Update

Given second quarter 2019 results and current end markets conditions, we are raising the full year 2019 guidance ranges released to the market on April 23. Our updated full year 2019 guidance includes Net Sales in the range of $2,635 to $2,715 million, Net Income in the range of $545 to $585 million, Adjusted EBITDA in the range of $1,025 to $1,075 million, Net Cash Provided by Operating Activities in the range of $735 to $765 million, Adjusted Free Cash Flow in the range of $570 to $610 million and Cash Income Taxes in the range of $105 to $115 million.

Our 2019 net sales guidance reflects lower demand in the Service Parts, Support Equipment & Other and North America Off-Highway end markets principally driven by lower demand from hydraulic fracturing applications partially offset by increased demand in the North America On-Highway end market, price increases on certain products and continued execution of our growth initiatives.

Conference Call and Webcast

The company will host a conference call at 8:00 a.m. ET on Thursday, August 1 to discuss its second quarter 2019 results. The dial-in number for the conference call is 1-877-425-9470 and the international dial-in number is 1-201-389-0878. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate on the conference call, a replay will be available from 11:00 a.m. ET on August 1 until 11:59 p.m. ET on August 8. The replay dial-in number is 1-844-512-2921 and the international replay dial-in number is 1-412-317-6671. The replay passcode is 13692254.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,900 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; uncertainty in the global regulatory and business environments in which we operate; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs; the concentration of our net sales in our top five customers and the loss of any one of these; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the success of our research and development efforts, the outcome of which is uncertain; our failure to identify, consummate or effectively integrate acquisitions; U.S. and foreign defense spending; general economic and industry conditions; increases in cost, disruption of supply or shortage of raw materials or components used in our products; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; risks associated with our international operations, including increased trade protectionism; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; risks related to our substantial indebtedness; our intention to pay dividends and repurchase shares of our common stock and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results and forward-looking estimates of financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

We use Adjusted EBITDA and Adjusted EBITDA as a percent of net sales to measure our operating profitability. We believe that Adjusted EBITDA and Adjusted EBITDA as a percent of net sales provide management, investors and creditors with useful measures of the operational results of our business and increase the period-to-period comparability of our operating profitability and comparability with other companies. Adjusted EBITDA as a percent of net sales is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted EBITDA is Net income. The most directly comparable GAAP measure to Adjusted EBITDA as a percent of net sales is Net Income as a percent of net sales. Adjusted EBITDA is calculated as the earnings before interest expense, income tax expense, amortization of intangible assets, depreciation of property, plant and equipment and other adjustments as defined by Allison Transmission, Inc.’s, the Company’s wholly-owned subsidiary, Second Amended and Restated Credit Agreement. Adjusted EBITDA as a percent of net sales is calculated as Adjusted EBITDA divided by net sales.

We use Adjusted Free Cash Flow to evaluate the amount of cash generated by our business that, after the capital investment needed to maintain and grow our business and certain mandatory debt service requirements, can be used for the repayment of debt, stockholder distributions and strategic opportunities, including investing in our business. We believe that Adjusted Free Cash Flow enhances the understanding of the cash flows of our business for management, investors and creditors. Adjusted Free Cash Flow is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted Free Cash Flow is Net cash provided by operating activities. Adjusted Free Cash Flow is calculated as Net cash provided by operating activities after additions of long-lived assets.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

•	Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

Contacts

Raymond Posadas

Director of Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Net sales	$737	$711	$1,412	$1,374
Cost of sales	348	337	664	658

Gross profit	389	374	748	716
Selling, general and administrative	93	93	177	185
Engineering - research and development	37	33	68	61

Operating income	259	248	503	470
Interest expense, net	(33)	(30)	(69)	(60)
Other income, net	3	4	6	3

Income before income taxes	229	222	440	413
Income tax expense	(48)	(48)	(92)	(88)

Net income	$181	$174	$348	$325

Basic earnings per share attributable to common stockholders	$1.47	$1.30	$2.81	$2.37

Diluted earnings per share attributable to common stockholders	$1.46	$1.29	$2.78	$2.37

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	June 30,	December 31,
	2019	2018
ASSETS
Current Assets
Cash and cash equivalents	$153	$231
Accounts receivable, net	322	279
Inventories	188	170
Other current assets	42	45

Total Current Assets	705	725
Property, plant and equipment, net	490	466
Intangible assets, net	1,079	1,066
Goodwill	2,019	1,941
Other non-current assets	62	39

TOTAL ASSETS	$4,355	$4,237

LIABILITIES
Current Liabilities
Accounts payable	$208	$169
Product warranty liability	27	26
Current portion of long-term debt	6	—
Deferred revenue	34	34
Other current liabilities	193	197

Total Current Liabilities	468	426
Product warranty liability	32	40
Deferred revenue	99	88
Long-term debt	2,514	2,523
Deferred income taxes	355	329
Other non-current liabilities	219	172

TOTAL LIABILITIES	3,687	3,578
TOTAL STOCKHOLDERS’ EQUITY	668	659

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,355	$4,237

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Net cash provided by operating activities	$239	$213	$433	$366
Net cash used for investing activities (a) (b)	(158)	(19)	(177)	(29)
Net cash used for financing activities	(251)	(290)	(334)	(439)
Effect of exchange rate changes on cash	(1)	(3)	—	(1)

Net decrease in cash and cash equivalents	(171)	(99)	(78)	(103)
Cash and cash equivalents at beginning of period	324	195	231	199

Cash and cash equivalents at end of period	$153	$96	$153	$96

Supplemental disclosures:
Interest paid	$39	$47	$53	$57
Income taxes paid	$49	$45	$55	$46

(a) Additions of long-lived assets	$(25)	$(19)	$(44)	$(29)
(b) Business acquisitions	$(133)	$—	$(133)	$—

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Net income (GAAP)	$181	$174	$348	$325
plus:
Income tax expense	48	48	92	88
Interest expense, net	33	30	69	60
Amortization of intangible assets	21	22	43	44
Depreciation of property, plant and equipment	19	19	37	39
Stock-based compensation expense (a)	5	3	8	6
Expenses related to long-term debt refinancing (b)	—	—	1	—
Unrealized loss on foreign exchange (c)	1	1	—	3
UAW Local 933 retirement incentive (d)	—	—	—	7

Adjusted EBITDA (Non-GAAP)	$308	$297	$598	$572

Net sales (GAAP)	$737	$711	$1,412	$1,374
Net income as a percent of net sales (GAAP)	24.6%	24.5%	24.6%	23.7%
Adjusted EBITDA as a percent of net sales (Non-GAAP)	41.8%	41.8%	42.4%	41.6%
Net cash provided by operating activities (GAAP)	$239	$213	$433	$366
Deductions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(25)	(19)	(44)	(29)

Adjusted free cash flow (Non-GAAP)	$214	$194	$389	$337

(a)	Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(b)

Represents expenses (recorded in Other income, net) related to the refinancing of the prior term loan due 2022 and prior revolving credit facility due 2021 (together, the “Prior Senior Secured Credit Facility”) in the first quarter of 2019.

(c)	Represents losses (recorded in Other income, net) on intercompany financing transactions related to investments in plant assets for our India facility.
(d)

Represents a charge (recorded in Cost of sales) related to a retirement incentive program for certain employees represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) pursuant to the UAW Local 933 collective bargaining agreement effective through November 2023.

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

(Unaudited, dollars in millions)

	Guidance
	Year Ending December 31, 2019
	Low	High
Net Income (GAAP)	$545	$585
plus:
Income tax expense	157	167
Interest expense, net	136	136
Depreciation and amortization	162	162
Stock-based compensation expense (a)	15	15
Expenses related to long-term debt refinancing (b)	1	1
UAW Local 933 retirement incentive (c)	9	9

Adjusted EBITDA (Non-GAAP)	$1,025	$1,075

Net Cash Provided by Operating Activities (GAAP)	$735	$765
Deductions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(165)	(155)

Adjusted Free Cash Flow (Non-GAAP)	$570	$610

(a)	Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(b)	Represents expenses (recorded in Other income, net) related to the refinancing of the Prior Senior Secured Credit Facility.
(c)

Represents a charge (recorded in Cost of sales) related to a retirement incentive program for certain employees represented by the UAW pursuant to the UAW Local 933 collective bargaining agreement effective through November 2023.